Exhibit 99.01

GLOBAL EARTH ENERGY INC. RESTRUCTURES COAL DEAL WITH

WINS INTERNATIONAL

--WINS REWRITES MOU DIRECTLY TO GLER; VALUED TO ADD $500 MILLION IN REVENUES OVER THE NEXT 5 YEARS--

Wilmington, NC: February 22, 2011: Global Earth Energy, Inc. (OTCBB: GLER)  announced today the restructuring of a coal transaction with GFC 2005 LLC. The new Memorandum of Understanding (MOU) as written will not involve GFC 2005 LLC. Under the new terms of the MOU, GLER will work directly with Wins International Ltd. (“Wins”). Wins will continue to act as the financing arm and approved vendor for one of the top coal buyers in the world.

GLER retains the the right to sell coal to Wins directly.  GLER is also free to negotiate with any coal provider whose products matches the buyer's requirements. Delivery of coal is expected to begin in the second quarter of 2011.

Syd Harland, CEO of GLER said, “We are already in negotiations with several groups including, but not limited to, the same property we have already identified. We are negotiating a more favorable profit split for GLER that can lead to more revenue and bottom line profits. It appears there is a title question on the Algoma property that needs to be cleared before any appropriate transaction with this group can take place. This has given GLER the flexibility to negotiate a much stronger position in this transaction.”

About Global Earth Energy Inc.

Global Earth Energy Inc. provides renewable energy solutions. In addition, the Company is pursuing joint venture agreements with green solution providers worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Certain risks are detailed in the Company's Form 10-K and other periodic filings with the Securities Exchange Commission at www.sec.gov. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:
Sydney A. Harland
CEO
Global Earth Energy
Tel: 910-270-7749
www.globalearthenergy.com